T. ROWE PRICE U.S. TREASURY FUNDS, INC.

ARTICLES OF AMENDMENT

  T. Rowe Price U.S. Treasury Funds, Inc., a Maryland corporation, having its principal office in the City of Baltimore, Maryland (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

  FIRST:   The Charter of the Corporation is hereby amended to change the name of the Corporation’s authorized series and classes of Common Stock from “U.S. Treasury Intermediate Fund” to “T. Rowe Price U.S. Treasury Intermediate Index Fund”; from “U.S. Treasury Intermediate Fund—I Class” to “T. Rowe Price U.S. Treasury Intermediate Index Fund—I Class”; from “U.S. Treasury Long-Term Fund” to “T. Rowe Price U.S. Treasury Long-Term Index Fund”; from “U.S. Treasury Long-Term Fund—I Class” to “T. Rowe Price U.S. Treasury Long-Term Index Fund—I Class”; from “U.S. Treasury Long-Term Fund—Z Class” to “T. Rowe Price U.S. Treasury Long-Term Index Fund—Z Class”; from “U.S. Treasury Money Fund” to “T. Rowe Price U.S. Treasury Money Fund”; from “U.S. Treasury Money Fund—I Class” to “T. Rowe Price U.S. Treasury Money Fund—I Class”; and from “U.S. Treasury Money Fund—Z Class” to “T. Rowe Price U.S. Treasury Money Fund—Z Class.” As a result of this amendment, all references to “U.S. Treasury Intermediate Fund,” “U.S. Treasury Intermediate Fund—I Class,” “U.S. Treasury Long-Term Fund,” “U.S. Treasury Long-Term Fund—I Class,” “U.S. Treasury Long-Term Fund—Z Class,” “U.S. Treasury Money Fund” “U.S. Treasury Money Fund—I Class” and “U.S. Treasury Money Fund—Z Class” in the Charter are hereby changed to “T. Rowe Price U.S. Treasury Intermediate Index Fund,” “T. Rowe Price U.S. Treasury Intermediate Index Fund—I Class,” “T. Rowe Price U.S. Treasury Long-Term Index Fund,” “T. Rowe Price U.S. Treasury Long-Term Index Fund—I Class,” “T. Rowe Price U.S. Treasury Long-Term Index Fund—Z Class,” “T. Rowe Price U.S. Treasury Money Fund,” “T. Rowe Price U.S. Treasury Money Fund—I Class,” and “T. Rowe Price U.S. Treasury Money Fund—Z Class,” respectively.

  SECOND: The amendment shall become effective on October 1, 2020.

  THIRD:  The amendment does not increase the authorized stock of the Corporation or the aggregate par value thereof, and does not change any terms and conditions set forth in the Charter.

  FOURTH:  The amendment has been approved by a majority of the entire Board of Directors and is limited to a change expressly permitted by Section 2-605(a) of the Maryland Code—Corporations and Associations Article. No approval by shareholders of the Corporation is required under applicable law.

 IN WITNESS WHEREOF, T. Rowe Price U.S. Treasury Funds, Inc., has caused those present to be signed in its name and on its behalf by its Vice President, and witnessed by its Assistant Secretary, on September 3, 2020.

WITNESS:	T. ROWE PRICE U.S. TREASURY FUNDS, INC.
/s/Shannon Hofher Rauser	/s/Fran Pollack-Matz
__________________________________ Shannon Hofher Rauser, Assistant Secretary	By:_________________________________ Fran Pollack-Matz, Vice President

  THE UNDERSIGNED, the Vice President of T. Rowe Price U.S. Treasury Funds, Inc., who executed on behalf of the Corporation the foregoing Articles of Amendment of which this certificate is made a part, hereby acknowledges in the name and on behalf of the Corporation the foregoing Articles of Amendment to be the corporate act of the Corporation and hereby certifies to the best of his knowledge, information and belief the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

/s/Fran Pollack-Matz

__________________________________
Fran Pollack-Matz, Vice President

Agmts\ArtAmendUST.doc